Filed Pursuant to Rule 424(b)(3)
                                                   Registration No. 333-121187

                    NEW TAOHUAYUAN CULTURE TOURISM CO., LTD.

     This prospectus covers the resale of 500,000 shares of our common stock held by seven stockholders. The shares will be offered by our selling stockholders at then prevailing market prices or privately negotiated prices. The offering will terminate on the earlier of the date all of the shares are sold or one year from the date of this prospectus. We will not receive any proceeds from the sale of shares offered by the selling stockholders. See "Selling Stockholders and Plan of Distribution."

     Our shares are listed on the OTC Bulletin Board under the symbol "NTYN".

     Investing in our common stock involves substantial risks. See "Risk Factors" beginning on page 4.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                The date of this prospectus is February 10, 2005.

                                TABLE OF CONTENTS
About this Prospectus

Summary

Summary Financial Data

Risk Factors

Forward-Looking Statements

Use of Proceeds

Selected Financial Data

Management's Discussion and Analysis of Financial
Condition and Results of Operations

Business

Management

Principal Shareholders

Selling Stockholders and Plan of Distribution

Related Party and Other Material Transactions

Description of Capital Stock

Shares Eligible for Future Sale

Experts

Where You Can Find More Information

                              ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus as we have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

                                     SUMMARY

        This summary highlights material information regarding our company and the offering contained in this prospectus. However, you should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

History

        New Taohuayuan Culture Tourism Co., Ltd. was organized as a Nevada corporation on November 3, 2004. On December 6, 2004 we issued 17,027,328 shares of our common stock to acquire all outstanding shares of Shaanxi New Taohuayuan Culture Tourism Co., Ltd., which we refer to as "Shaanxi," a PRC company organized and registered in September 1997 in the city of Xi'an, province of Shaanxi. We were the survivor of the merger and, unless otherwise indicated, references to us throughout this prospectus includes the operations of Shaanxi. The purpose of the merger was to redomicile us as a U.S. corporation.

        Our principal executive offices are located at 1# Dongfeng Road, Xi'an Weiyang Tourism Development District, Xi'an, China. Our telephone number is 0086-29-86671555.

Business

        Since 1997 we have owned and operated a 146 room hotel and resort in Xi'an, People's Republic of China. Since 1997 we have also managed a second 84 room hotel and resort in Xi'an. We have also managed a chain of four restaurants in the PRC, seating over 2,500 customers, since 1997. We intend to develop an 848 acre commercial and residential development in Lantian, a city located approximately 23 miles from Xi'an and a 150 room hotel and resort in Xi'an.

The Offering

Securities          500,000 shares of common stock.
offered by our
selling
stockholders:

Securities          17,027,328 shares of common stock.
outstanding prior
to and after the
offering:

Use of proceeds:   We will not receive any proceeds from the sale
                   of the common stock.

      On February 1, 2005 our shares became eligible for trading on the OTC Bulletin Board under the symbol "NTYN".

      Through this prospectus, we are registering the resale of 500,000 shares of our common stock which are held by seven shareholders, all of whom exchanged their shares of Shaanxi for the 500,000 shares we issued to them. The seven shareholders include two of our executive officers, Chen Jingmin and Cai Danmei and five corporations which are controlled by Mr. Chen. All selling shareholders are residents and citizens of China

Conventions Which Apply to This Prospectus
------------------------------------------
      Except as otherwise indicated and for purposes of this prospectus only:

     o    "we", "us" and "our" refer to:

          Our company - New Taohuayuan Culture Tourism Co., Ltd., as well as Shaanxi, a PRC company that was merged into us in December 2004,

     o "China" or "PRC" refers to the People's Republic of China, excluding Taiwan, Hong Kong and Macau; and

     o all references to "RMB" or "Renminbi" are to the legal currency of China and all references to "$", "U.S. dollars," "dollars" and "US$" are to the legal currency of the United States.

     o    all financial information in this prospectus is in U.S. dollars.

                                  RISK FACTORS

        The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating an investment in our common stock. The value of our common stock could decline if any of the risks discussed below should occur.

We Have Negative Working Capital Which Could Limit Our Ability to Grow Our Operations and Our Auditors Have Expressed Doubt as to Our Ability to Continue in Business.

        At June 30, 2005 we had negative working capital of $(8,056,217). As of August 31, 2005 we had cash on hand and on deposit of approximately $54,000. If we are unable to obtain additional financing we may be required to reduce expenditures on future development or otherwise reduce our operations. Our auditors, in their report on our financial statements for the year ended

December 31, 2004, expressed substantial doubt as to our ability to continue in business.

Land and Franchise Agreements May Constrain Us from Being Able to Sell Our Property at a Time When it Would Be in the Best Interest of Shareholders to Do So.

        As is the case throughout the PRC, we do not own the land upon which our properties are located. Rather, the land is subject to various land use permits granted by the PRC government. Any sale of our property would require prior consent of the government which may make it difficult or impossible to sell our property at the time we want to do so.

Our Properties Face Significant Competition Which Could Reduce Our Revenues.

        We face significant competition from owners, operators and developers of other hotel properties most of which all have recognized trade names, international reservation systems, greater resources and longer operating histories than we have, and accordingly, we are at a competitive disadvantage in these areas Competition may limit our ability to attract and retain guests and may reduce the room rates we are able to charge. These competing properties may have vacancy rates higher than our properties, which may result in their owners being willing to lower room rates below our room rates. These circumstances could reduce our revenues.

Operating Risks Common to the Hotel Industry in China Could Reduce Our Revenues.

        Risks associated with operating hotels include the following, any of which could reduce our revenues:

      o competition for guests and meetings from other hotels including as a result of competition from internet wholesalers and distributors;
      o increases in operating costs, including wages, benefits, insurance, property taxes and energy, due to inflation and other factors, which may not be offset in the future by increased room rates;
      o dependence on demand from business and leisure travelers including substantial weakness at this time in business travel, which may fluctuate and be seasonal;
      o increases in energy costs, airline fares, and other expenses related to travel, which may deter traveling;
      o     adverse affects of weak general and local economic conditions; and
      o the PRC Government, which controls the rate we charge for rooms, could arbitrarily change the rates and place us at a competitive disadvantage with other hotels and resorts.

Our bank accounts are not insured or protected against loss.

      We maintain our cash with various banks and trust companies located in China. Our cash accounts are not insured or otherwise protected. Should any bank or trust company holding our cash deposits become insolvent, or if we are otherwise unable to withdraw funds, we would lose the cash on deposit with that particular bank or trust company.

We have limited business insurance coverage in China, any loss which we suffer may not be insured or may be insured to only a limited extent.

      The insurance industry is China is still in an early state of development and PRC insurance companies offer limited business insurance products. In the event of damage or loss to our properties, our insurance may not provide as much coverage as if we were insured by insurance companies in the United States.

The Chairman of our Board of Directors is also our principal shareholder and has the ability to control the direction of our Company, possibly to the detriment of our other shareholders.

      Cheng Jingmin is the Chairman of our Board of Directors and, as the beneficial owner of 3,365,016 shares of common stock, is our largest shareholder. We also earn revenues from managing a hotel and three restaurants which are owned by companies controlled by Cheng Jingmin. As a result of Chen Jingmin's control relationship, future transactions between us and Chen Jingmin may not be as favorable to us as transactions with unrelated third parties.

We would not have any revenues from the management of a hotel and restaurants were it not for agreements, which may be difficult to enforce, we have with the Chairman of our Board of Directors.

      All of our management fee income is derived from agreements we have with companies which are controlled by Chen Jingmin, the Chairman of our Board of Directors and the largest beneficial owner of our common stock. These agreements should not be considered as having been negotiated at arms length. Since these agreements are with companies controlled by Chen Jingmin, in the event of a dispute with either or both of these companies, we may not enforce our rights in as stringent a fashion as if the agreements were with unrelated third parties.

We do not have sufficient funds to pay all taxes which we might owe.

      As of June 30, 2005 we had accrued taxes and interest payable of approximately $7,889,000. While we believe we may not owe this entire amount, due to arrangements with the local government in the Shaanxi Province, we have nevertheless accrued the entire amount we would owe, plus interest of 0.05% per day, compounded daily, on the PRC Enterprise Income and Business Tax ($2,375,062) at June 30, 2005). In contrast, as of June 30, 2005 our current assets were only $677,159. If we had to pay all accrued taxes and interest within the next three months we would need to borrow sufficient funds from third parties or cease operations.

We Are Subject to International Economic and Political Risks over Which We Have Little or No Control and May Be Unable to Alter Our Business Practice in Time to Avoid the Possibility of Reduced Revenues.

        All of our business is conducted in the PRC. Doing business outside the United States, particularly in the PRC, subjects us to various risks, including changing economic and political conditions, major work stoppages, exchange controls, currency fluctuations, armed conflicts and unexpected changes in U.S. and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation. We have no control over most of these risks and may be unable to anticipate changes in international economic and political conditions and, therefore, unable to alter out business practice in time to avoid the possibility of reduced revenues.

If Relations between the United States and the PRC Worsen, Investors May Be Unwilling to Hold or Buy Our Stock and if Our Securities Become Qualified for Quotation on an Exchange, Our Stock Price May Decrease.

        At various times during recent years, the U.S. and the PRC have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and the PRC, whether or not directly related to our business, could reduce the price of our common stock if our stock becomes qualified for quotation on the American Stock Exchange or the over-the-counter Electronic Bulletin Board.

The PRC Government Could Change its Policies Toward Private Enterprise or Even Nationalize or Expropriate Private Enterprises, Which Could Result in the Total Loss of Our and Your Investment.

        Our business is subject to significant political and economic uncertainties and may be affected by political, economic and social developments in the PRC. Over the past several years, the PRC government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The PRC government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

        Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in the PRC and in the total loss of your investment.

A Lack of Adequate Remedies and Impartiality under the PRC Legal System May Make it Impossible to Enforce the Agreements to Which We Are a Party and thus Reduce Our Revenues.

        We periodically enter into agreements governed by PRC law. Our revenues could be reduced if these agreements are not respected. In the event of a dispute, enforcement of these agreements in the PRC could be extremely difficult. Unlike the United States, the PRC has a civil law system based on written statutes in which judicial decisions have little precedential value. The PRC government has enacted laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, the government's experience in implementing, interpreting and enforcing these recently enacted laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is uncertain. Furthermore, enforcement of the laws and regulations may be subject to the exercise of considerable discretion by agencies of the PRC government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. These uncertainties could limit the protections that are available to us and reduce our revenues.

Fluctuations in Exchange Rates Could Reduce Our Revenues.

        Although we use the United States dollar for financial reporting purposes, all of the transactions effected by our operating subsidiary are denominated in the PRC's RMB. The exchange rate of the RMB may fluctuate wildly against the U.S. dollar. We do not currently engage in hedging activities to protect against foreign currency risks. Even if we chose to engage in such hedging activates, we may not be able to do so effectively. Future movements in the exchange rate of the RMB could reduce our revenues.

You May Experience Difficulties in Attempting to Enforce Liabilities Based upon U.S. Federal Securities Laws Against Our Non-U.S. Operating Subsidiary and its Non-U.S. Resident Directors and Officers.

        Our operating subsidiary and its assets are located in the PRC. Our directors and executive officers are foreign citizens and do not reside in the U.S. It may be difficult for courts in the U.S. to obtain jurisdiction over these foreign assets or persons and as a result, it may be difficult or impossible for you to enforce judgments rendered against us or our directors or executive officers in U.S. courts. In addition, the courts in the countries in which we and our subsidiary are organized or where we and our subsidiary's assets are located may not permit lawsuits of the enforcement of judgments arising out of the U.S. and state securities or similar laws.

Sales of Our Common Stock Could Reduce the Price of Our Stock.

        There are 17,027,328 shares of our common stock outstanding. All of these shares are freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our officers, directors and 5% or greater stockholders, which may be sold in accordance with Rule 144 of the Securities and Exchange Commission.

        The availability for sale of substantial amounts of common stock could reduce the price of our common stock.

Certain Nevada Corporation Law Provisions Could Prevent a Potential Takeover of Us that Could Adversely Affect the Price of Our Common Stock or Deprive You of a Premium over the Price.

        We are incorporated in the State of Nevada. Certain provisions of Nevada corporation law could adversely affect the price of our common stock. Because Nevada law governing control-share acquisitions requires board approval of a transaction involving a change in our control, it would be more difficult for someone to acquire control of us. Neither our Articles nor our Bylaws contain any similar provisions.

The Limited Market for Our Securities May Make it Difficult for Investors to Sell Our Common Stock.

        Although our common stock is listed on the OTC Bulletin Board, as of February 10, 2006 trading in our common stock had not begun. There can be no assurance that an active public market will develop for our common stock, or, if developed, will be sustained. Accordingly, investors purchasing the shares offered by this prospectus may not be able to sell the shares should they desire to do so.

        Our common stock is subject to rules that regulate broker-dealer practices in connection with transactions in "penny stocks." The Securities and Exchange Commission has adopted regulations that define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery by the broker-dealer, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. In addition, the broker-dealer, subject to certain exceptions, must make an individualized written suitability determination for the purchase of a penny stock and receive the purchaser's written consent prior to the transaction. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. These requirements may severely limit the market liquidity of our common stock and the ability of our stockholders to sell their shares should a market develop.

We Do Not Intend to Pay Dividends in the Future, So Investors Will Not Receive Income from Their Investment in Our Common Stock.

        Although we have paid dividends in the past, we currently intend to retain any future earnings for use in our business and do not expect to pay any cash dividends on any shares of common stock for the foreseeable future. Accordingly, investors will not receive income from their investment in our common stock.

There is a Reduced Probability of a Change of Control or Acquisition of Us Due to the Possible Issuance of Preferred Stock. This Reduced Probability Could Deprive Our Investors of the Opportunity to Otherwise Sell Our Stock in an Acquisition of Us by Others.

        Our Articles of Incorporation authorize our Board of Directors to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or designation of such series, without further vote or action by stockholders. As a result of the existence of "blank check" preferred stock, potential acquirers of our company may find it more difficult to, or be discouraged from, attempting to effect an acquisition transaction with, or a change of control of, our company, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

There Are Limitations on Our Officers' and Directors' Liabilities to Us Which Will Make it More Difficult for Our Stockholders to Sue Our Officers and Directors.

        Under our Articles of Incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

     o    a breach of the director's duty of loyalty to us or our stockholders;
     o acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;
     o    a transaction from which our director received an improper benefit; or
     o an act or omission for which the liability of a director is expressly provided under Nevada law.

        In addition, our Articles of Incorporation provide that we must indemnify our officers and directors to the fullest extent permitted by Nevada law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

                           FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us which are discussed in the Risk Factors section above as well as throughout this prospectus. In light of these risks, uncertainties and assumptions, any forward-looking events discussed in this prospectus might not occur.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of our common stock being offered by the selling stockholders.

                             SELECTED FINANCIAL DATA

        The following financial data with respect to the years ended December 31, 2003 and 2004 has been derived from our audited consolidated financial statements. The data with respect to the six-month periods ended June 30, 2004 and 2005 has been derived from our unaudited consolidated financial statements. The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.


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


Statement of Operations Data

                      Years Ended December 31,       Six months ended June 30,
                      ------------------------       -------------------------
                        2004           2003           2005            2004

Total Revenue       $5,671,269      $4,399,777     $2,544,494      $2,586,492
Net income          $  612,521      $1,134,429     $  409,283      $  631,142
Net income
  per share(1)      $     0.04      $     0.07     $     0.02      $     0.03

(1) Based upon our 17,027,328 shares of common stock issued in exchange for Shaanxi's 100,000,000 shares of common stock in accordance with our merger with Shaanxi. Although we were not incorporated in Nevada until November 3, 2004, the merger has been treated as a reverse acquisition for financial reporting purpose and the historical stockholders' equity accounts have been retroactively restated to reflect the issuance of the 17,027,328 shares since the periods presented, i.e. as of January 1, 2003. See Note 1 to our financial statements for more information.

Balance Sheet Data
                                       December 31,               June 30,
                                  2004           2003                2005
                                  ----           ----                ----

Working capital             $  (7,182,302)  $ (3,469,374)      $(8,056,217)
Total assets                 $ 21,797,538    $20,242,296       $23,271,174
Total liabilities           $   7,699,023   $  5,274,695      $  8,733,376
Stockholders' equity         $ 14,128,515    $14,967,601       $14,537,798


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


      You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and the related notes included elsewhere in this prospectus. Our financial statements have been prepared in accordance with U.S. GAAP. In addition, our financial statements and the financial data included in this prospectus reflect our reorganization and have been prepared as if our current corporate structure had been in place throughout the relevant periods. The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements.



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


                                    Overview

     We own and operate the Taohuayuan Inn hotel and resort located in the city of Xi'an, province of Shaanxi, in the PRC. The Taohuayuan Inn has 23 courtyards with 146 rooms and 292 beds.

     We manage the DongJin Taoyuan Villas, a hotel and resort property approximately 10 miles from downtown Xi'an. DongJin Taoyuan Villas has 84 rooms and 168 beds.

     We also manage a chain of three traditional Chinese restaurants. Two of the restaurants are in Xi'an, one is in Beijing, and one is in Harbin.

     We receive fees for managing the DongJin Taoyuan Villas and the four restaurants. The agreements relating to the management of these properties are discussed in more detail in the "Business" section of this prospectus.

     Room rates in the Shaanxi province are established by the Shaanxi Price Bureau. Room rates are established for each hotel or resort in the Shaanxi Province and are based upon a number of factors, including the quality of the property and amenities offered. Room rates may be changed at any time by the Shaanxi Price Bureau based upon economic conditions in China.

     Our business is not seasonal in nature.

Results of Operation for the six months ended June 30, 2005 compared to June 30, 2004

      Key performance indicators which we use to manage our business and to assess future operating results are shown below:

      Category                  Decrease or Increase     Percentage

      Operating Revenues         Decrease $41,998          (2%)
      Operating Expenses         Decrease $1,039           (0%)
      Non-Operating Expense      Increase $184,827         53%
      Income Tax                 Decrease $3,927           (1%)
      Net Income                 Decrease $221,859         (35%)

o     Operating Revenues

                         Six months      Six months
                        ended June 30,  ended June 30, Increase or
Category                  2005  US$       2004  US$    Decrease US$   Percentage
--------------------------------------------------------------------------------

Catering Services         1,057,140       1,064,342   Decrease $7,202     (1%)
Hotel and Related Services  761,551         823,201   Decrease $61,650    (7%)
Management Fees             725,803         698,949   Increase $26,854     4%
                          ---------       ---------
Total                     2,544,494       2,586,492   Decrease $41,998    (2%)
                          =========       =========


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


     The decrease in Hotel and Related Services Income was the primary factor in the decline in operating revenues. Three heavy snows and cold weather resulted in less leisure travel in 2005. Second, in 2005 all levels of governments and state-owned companies reduced unnecessary conferences to improve efficiency. As a result, our occupancy rate for the first six months of 2005 was 63% compared to 76% during the first six months of 2004.

o     Operating Expenses

                         Six months      Six months
                        ended June 30,  ended June 30, Increase or
Category                  2005  US$       2004  US$    Decrease US$   Percentage
--------------------------------------------------------------------------------

Depreciation                248,016        252,157    Decrease 4,141     (2%)
Raw material and
   consumables used         409,801        424,007    Decrease 14,206    (3%)
Salaries, Wages and
   Allowances               160,892        146,736    Increase 14,156    10%
General and Administrative
    expenses                232,418        167,969    Increase 64,449    38%
 Other taxes                146,324        207,621    Decrease 61,297   (30%)
                            -------        -------
        Total             1,197,451      1,198,490    Decrease 1,039     (0%)
                          =========      =========


      The cost of our raw materials and consumables for the six-months ended June 30, 2005 declined from that for the six-month period ended June 30, 2004 due to better inventory controls which we implemented in 2005.


      Salaries, Wages and Allowances increased due to hiring new management personnel and increased wages of power station engineers.

     General and Administrative expenses increased due to a substantial increase in the price of fuel and electricity. A coal-mine in the Shaanxi province closed for several months in 2005 leading to a significant drop in supplies of coal and an increase in the price of fuel and electricity. Secondly, the consumption of coal and the cost of fuel increased due to the cold winter in 2005. We also hosted more events during the 2005 spring festival resulting in the increased use of electricity.

      Other taxes decreased since we became a foreign owned enterprise in December 2004 and were no longer required to pay urban construction, maintenance and education taxes.

o     Non-operating Income (Expense)

                         Six months      Six months
                        ended June 30,  ended June 30, Increase or
Category                  2005  US$       2004  US$    Decrease US$   Percentage
------------------------------------------------------------------------------

Interest income              208               636     Decrease 428      (67%)
Sundry income              9,546            56,390     Decrease 46,844   (83%)
Surcharge on taxes      (542,321)         (404,766)    Increase 137,555   34%
                        ---------        ---------
      Total            ( 532,567)         (347,740)    Increase 184,827   53%
                        =========        =========

      We had arrangements with the local government which provided that our total taxes payable, including the PRC enterprise income and business tax, would be subject to a maximum of US$120,967 per year. Since this arrangement was not in compliance with the national laws and regulations in the PRC we made accruals for all taxes which may be due in accordance with PRC laws and regulations, together with interest on the unpaid taxes at a rate of 0.05% per day, compounded daily.

o     Income tax

      Income tax decreased due to the decrease in our revenues. Our effective tax rates were 50% and 39% respectively for the six-month periods ended June 30, 2005 and 2004. The difference between the effective tax rate and the PRC enterprise income tax rate is mainly due to the surcharge on taxes which we are accruing and which is not deductible for PRC enterprise income tax purposes.

Results of operations for the year ended December 31, 2004 compared to December 31, 2003

      Key performance indicators which we use to manage our business and to assess future operating results are shown below:

      Category                  Decrease or Increase     Percentage
      --------                  --------------------     ----------

      Operating Revenues         Increase  $1,271,492       29%
      Operating Expenses         Increase  $1,234,755       54%
      Non-Operating Expense      Increase  $613,794        377%
      Income Tax                 Decrease $55,149            7%
      Net Income                 Decrease $521,908          46%

|X|   Operating Revenues

                                     2004         2003     Increase
Category                              US$          US$        US$     Percentage
--------                             ----         ----     ---------  ----------

Catering Services Income           2,607,094   1,842,118    764,976       42%
Hotel and Related Service Income   1,658,536   1,491,938    166,598       12%
Management Fee Income              1,405,639   1,065,721    339,918       32%
                                   ---------   ---------  ---------
      Total                        5,671,269   4,399,777  1,271,492       29%
                                   =========   =========  =========

     Our Catering Services Income and Hotel and Related Services Income increased due to the recovery of the economy from the SARS epidemic and a resulting increase in tourism in China, enhanced marketing and promotional activities, improved service and new menu items. In addition, a construction site opened close to our hotel in Xi'an in 2004 and workers frequented our restaurant.

      Management fee income increased due to the recovery of the economy from the SARS epidemic and the change in the basis of calculating management fees, which was revised from 10% of the operating revenue of the Dongjin Taoyuan Villas and the Wenhao restaurants in 2003 to a fixed amount in 2004.

|X|   Operating expenses

                                                       Increase or
Category                           2004        2003     Decrease  Percentage
--------                           ----        ----     --------  ----------

Depreciation                           498,624   503,661    (5,037)     (1%)
Raw materials and consumables used     992,954   754,352   238,602      32%
Salaries, wages and allowances         285,910   308,019   (22,109)     (8%)
General and administrative expenses  1,316,660   467,737   848,923     182%
Other taxes                            427,325   252,949   174,376      69%
                                ---------  ---------  ---------
      Total                     3,521,473  2,286,718  1,234,755         54%
                                =========  =========  =========

      Depreciation remained relatively constant since there were no major additions during the year.

      The cost of raw materials and consumables increased in line with the increase in catering, hotel and related services income.

      Following improved efficiency in our operations, salaries, wages and allowances decreased as we were able to reduce the number of our employees from 318 in 2003 to 293 in 2004.

      General and administrative expenses increased due to higher financial consulting, legal, and auditing expenses associated with filing our registration statement with the Securities and Exchange Commission.

      Other taxes increased as a result of an increase in revenues and a special tax reduction during the SARS period which was only effective from May to September of 2003.

o     Non-Operating Income (Expense)

--------------------------------------------------------------------------------
                                                 Increase or
Category                2004         2003      Decrease US$         Percentage
--------------------------------------------------------------------------------
                        US$          US$

Interest income        1,862       296,805     Decrease 294,943        94%
Sundry income         31,017        62,170     Decrease  31,153        50%
Surcharge on taxes  (809,532)     (521,834)    Increase 287,698        55%
                    ---------     ---------
      Total         (776,653)     (162,859)
                    ========      ========

      Interest income in 2003 ($296,745) was earned from Shaanxi New Taohuayuan Economy Trade Co., Ltd., our largest stockholder. Shaanxi New Taohuayuan owed us money for management fees ($115,816) and a loan from us ($855,998). Interest was charged on the outstanding balance due from Shaanxi New Taohuayuan at an average rate of 7.9% for the year ended December 31, 2003. No interest was charged for the year ended December 31, 2004 or the six months ended June 30, 2005.

      Sundry income decreased as less sales of scrap materials were made during the year ended December 31, 2004.

      The Surcharge on taxes represents interest, computed at the rate of 0.05% per day compounded daily, which we are accruing on taxes that we may have to pay. The increase was due to the accumulation of additional unpaid taxes in 2004.

o     Income tax

      The effective tax rates were 55% and 42% for the year ended December 31, 2004 and 2003 respectively. The difference between the effective tax rate and the PRC enterprise income tax rate mainly represented the accrued surcharge on taxes which is not deductible in computing PRC enterprise income tax.

Liquidity and Capital Resources

       Our material sources (uses) of cash during the following periods were:

                                                                    Six Months
                                                   Year Ended         Ended
                                              December 31, 2004   June 30, 2005
                                              -----------------   --------------

       Cash provided by operations              $4,673,003      $1,439,775
       Purchase of property, plant
         and equipment                           (194,026)          (5,811)
       Payment for land use rights             (3,084,665)      (1,451,607)
       Other                                       (8,505)              --
       Dividends                               (1,717,134)         (23,163)

      As discussed in the "Business" section of this Prospectus, we intend to develop an 848 acre commercial and residential development in Lantian, a city located approximately 23 miles from Xi'an and a 150 room hotel and resort in Xi'an. We have not started actual construction work on these projects.

       As of June 30, 2005 project expenditures for the mixed use development in Lantian were $11,734,000 for the land use rights and $1,331,000 for preliminary planning and design. We anticipate that the remaining costs to develop the project, excluding the remaining $4,085,000 payment for the land use rights, will be approximately $44,000,000 over five years. We expect to begin construction on the property in 2007.

      As of June 30, 2005 project expenditures for the hotel and resort in Xian were $1,228,000 for the land use rights. We expect to complete the New Hainan hotel and resort project in 2007 and commence operations at the end of 2007. The remaining costs to develop the project are expected to be approximately $4,840,000.

      We had a written arrangement with the local government which provides that the total taxes payable by us, including the PRC enterprise income tax and business tax, would be subject to a maximum amount of US$120,967 per year. However, this arrangement was not in compliance with the national tax laws and regulations in the PRC which require that taxes are based upon a percentage of taxable income and are not limited to a specific amount. Accordingly, we have accrued all taxes which may be due in accordance with relevant national and local laws and regulations in the PRC, together with a surcharge for interest that may be levied on the unpaid taxes at a rate of 0.05% per day, compounded daily. By March 31, 2006 we plan to resolve this issue with the national PRC taxing authorities. If the PRC taxing authority demands payment of all taxes and interest which they claim are due we believe that we will be able to pay the amounts owed in installments with cash from our operations. We do not have any legal opinion concerning the validity of our tax agreement with the local government.

       Based upon the foregoing, our future capital requirements are:

                                                  Projected
Activity                                          Time Frame   Estimated Cost
--------                                          ----------   --------------

Pay remaining amount for land use rights
  for Lantian project                                12/05      $ 4,085,000
Construction and development costs -
  Lantian project                                2007-2012      $44,000,000
Construction and development costs - New
  Hanian project                                 2006-2007      $ 4,840,000
Accrued taxes                                      Unknown      $ 7,889,000

      We have financed our operations to date through the sale of our common stock and cash generated by our operations. As of October 15, 2005 expenditures for the Lantian and New Hainan projects have been funded with cash from our operations and proceeds from the sale of our common stock. We expect to finance the remaining costs for the Lantian and New Hainan projects through cash from our operations and loans. Loans would be collateralized by the property and issued in conjunction with the government. However, required financing may not be available to us, in which case the development of the projects may take additional time or we may be unable to develop the projects. At present, we do not have any lines of credit or other bank financing arrangements.

      Material changes in our assets and liabilities during the two years ended December 31, 2004 and the six months ended June 30, 2005 were:

o Due From Related Parties - This receivable represents amounts primarily owed to us by Shaanxi New Taohuayuan Economy Trade Co., Ltd. for management fees ($115,816) and a loan ($855,998) we made to Shaanxi New Taohuayuan and by Shaanxi Wen Hao Zaliang Shifu, Ltd. for management fees. The receivable was $1,282,551 as of December 31, 2003, but declined to $499,244 at June 30, 2005 due to payments made by these two companies. See Note 4(b) to the financial statements which are part of this Prospectus.

o Prepayments - Represents amounts we have paid since 2003 for the right to use land for the Lantian project.

o Income Tax Payable, Other Tax Payable and Surcharge on Tax Payable - Represents amounts we have accrued over the years in the event our agreements with local PRC government agencies limiting our liability for certain taxes are found to be invalid.

      We do not know of any trends, events or uncertainties that have, or are reasonably likely to have, a material impact on our short-term or long-term liquidity other than our need to pay the taxes and surcharges which we have accrued as liabilities on our June 30, 2005 balance sheet.

Restrictions on currency exchange

            Substantially all of our projected revenues and operating expenses are denominated in Renminbi. The Renminbi is currently freely convertible under the "current account", which includes dividends, trade and service-related foreign exchange transactions, but not under the "capital account", which includes foreign direct investment and loans.

            We may purchase foreign exchange for settlement of "current account transactions", including payment of dividends to our shareholders, without the approval of the State Administration for Foreign Exchange. We may also retain foreign exchange in our current account, subject to a ceiling approved by the State Administration for Foreign Exchange, to satisfy foreign exchange liabilities or to pay dividends. However, the Chinese government may change its laws or regulations and limit or eliminate our ability to purchase and retain foreign currencies in the future.

            Since a significant amount of our future revenues will be denominated in Renminbi, the existing and any future restrictions on currency exchange may limit our ability to utilize revenues generated in Renminbi to fund any business activities outside China or fund expenditures denominated in foreign currencies.

Reserves

      In accordance with current Chinese laws, regulations and accounting standards, we are required to set aside as a general reserve at least 10% of our respective after-tax profits. Appropriations to the reserve account are not required after these reserves have reached 50% of our registered capital. These reserves are created to fund potential operating losses and are not distributable as cash dividends. We are also required to set aside between 5% to 10% of our after-tax profits to the statutory public welfare reserve. In addition and at the discretion of our directors, we may set aside a portion of our after-tax profits for enterprise expansion funds, staff welfare and bonus funds and a surplus reserve. These statutory reserves and funds can only be used for specific purposes and may not be used for dividends.

Critical Accounting Policies and Estimates

      We prepare financial statements in conformity with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities on the date of the financial statements, and the reported amounts of revenue and expenses during the financial reporting period. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We consider the policies discussed below to be critical to an understanding of our financial statements as their application assists management in making their business decisions

Revenue recognition

        We generally recognize service revenues when persuasive evidence of an arrangement exists, services are rendered, the fee is fixed or determinable, and collectibility is probable. Service revenues are recognized net of discounts.

Foreign currency translation

        We consider Renminbi as our functional currency as a substantial portion of our business activities are based in Renminbi ("RMB"). However, we have chosen the United States dollar as our reporting currency.

        Transactions in currencies other than the functional currency during the year are translated into the functional currency at the applicable rates of exchange prevailing at the time of the transactions. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the applicable rates of exchange in effect at the balance sheet date. Exchange gains and losses are recorded in the statements of operations.

      For translation of financial statements into the reporting currency, assets and liabilities are translated at the exchange rate at the balance sheet date, equity accounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated at the weighted average rates of exchange prevailing during the period. Translation adjustments resulting from this process are recorded in accumulated other comprehensive income (loss) within stockholders' equity.

Property, plant and equipment and depreciation

            Property, plant and equipment are stated at cost less accumulated depreciation.

            The cost of an asset consists of its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use. Expenditures incurred after the assets have been put into operation, such as repairs and maintenance, are normally recognized as an expense in the period in which they are incurred. In situations where it can be clearly demonstrated that expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the assets, the expenditure is capitalized.

            When assets are sold or retired, their costs and accumulated depreciation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the statement of operations.

            Depreciation is calculated to write off the cost of property, plant and equipment over their estimated useful lives as set out below, from the date on which they become fully operational and after taking into account their estimated residual values, using the straight-line method.

Taxes

      Although we had a written arrangement with the local government which provides that the total taxes payable by us, including the PRC enterprise income tax and business tax, would be subject to a maximum amount of US$120,967 per year, we do not believe that this arrangement is in compliance with the national tax laws and regulations in the PRC which require that taxes are based upon a percentage of taxable income and are not limited to a specific amount. Accordingly, we have accrued all taxes which may be due in accordance with relevant national and local laws and regulations in the PRC, together with a surcharge for interest that may be levied on the unpaid taxes at a rate of 0.05% per day, compounded daily. If the taxes and interest we ultimately are required to pay are less than the amounts we have accrued, we will reduce our recorded liability for unpaid taxes.

BUSINESS

Current Operations

Taohuayuan Inn

            We own and operate the Taohuayuan Inn hotel and resort located in the northern suburbs of the city of Xi'an, province of Shaanxi in the PRC. The hotel is approximately 10 miles from downtown Xi'an and is readily accessible to downtown Xi'an by freeway. The Taohuayuan Inn is designed in the traditional Chinese village compound style in which six to eight rooms and one suite are located around individual courtyards. There are a total of 23 courtyards in the hotel representing 146 rooms and approximately 292 beds.

            The population of Shaanxi province is approximately 36,000,000 people and the population of the city of Xi'an is approximately 6,000,000 people. Xi'an is the capital of Shaanxi province and is located approximately 800 miles southwest of Beijing. Xi'an is a well-known tourist destination and is a center of higher education in the PRC with 46 public universities and 35 special purpose colleges located within Shaanxi province. Xi'an is also a well-known historical city considered to be one of four major tourist destinations in the PRC. Tourists are drawn to the city because 13 Chinese dynasties built their capital there and tourist attractions include the tombs of 71 emperors and the well-known terra cotta soldiers attraction.

            The Inn is a full-service hotel with automated air conditioning and heating systems, television, telephone, fully-equipped bathrooms, a gym and health club, swimming pool, fishing gardens, beauty and hair salons, restaurants, steam baths, tea services, karaoke services, mini bars and related guest services.

            The hotel employs 300 persons organized into four departments. A production department which includes food and beverage, housekeeping and entertainment divisions, a sales department, an administration department which includes hotel managers, a human resource division, security division, finance division and a general hotel management department. The hotel employees are unionized and we believe our relations with our employees are satisfactory.

            The Taohuayuan Inn property consists of 163,611 square feet of buildings located on approximately 10 acres of land. The buildings are owned by us but the underlying real estate (as it is throughout the PRC) is owned by the government and provided to us under land use rights through the year 2065. We paid a one-time fee of $1,531,000 for the land use rights covering the real estate underlying the Taohuayuan Inn. The land use rights permit us to operate a hotel or resort on the property. There is no restriction on our ability to transfer our land use rights.

            The Taohuayuan Inn attracts both business and leisure travelers seeking upscale amenities and quality designed and decorated rooms at competitive prices, all under the design of a traditional Chinese inn. The average room occupancy rate in 2004 was 79% and the average daily room rate for 2004 was $35.60.

            Our room rates are set by the PRC government and are priced at rates which are approximately 20% below that of competitive hotels in the Xi'an metropolitan area. Our room rates are less than those of our primary competitors because we offer traditional Chinese-style accommodations rather than the more expensive western accommodations which are offered by our competitors.

            We market the Taohuayuan Inn by emphasizing our traditional Chinese design and through organizing and offering to our customers free entertainment and music shows in the theme of traditional Chinese festivals and folk art. Advertising includes magazine and other print media and communications with travel agencies.

DongJin Taoyuan Villas

            In January 2004 we entered into a five year management agreement to manage DongJin Taoyuan Villas, a hotel and resort property in the outskirts of Xi'an approximately 10 miles from downtown. We have managed the property, under similar management agreements, since 1997. . Vacations villas, also known as vacation villages, would generally be considered in the U.S. as destination resort and convention hotels. DongJin Taoyuan Villas, which is owned by Shaanxi New Taohuayuan Economy Trade Co., Ltd., our largest stockholder, is a self-contained hotel property covering 75 acres and providing most of the recreational amenities required for a family staying on the property for a week or longer. The hotel covers 15 acres and is comprised of 17 buildings with 84 rooms and 168 beds. Room rates range from $43 to $120 per night. The hotel provides the same facilities, services and amenities as the Taohuayuan Inn and also offers traditional Chinese opera shows.

            Under the terms of the management agreement with Shaanxi New Taohuayuan Economy Trade Co., Ltd. we receive a fixed fee of $423,216 annually plus a bonus of 15% of the excess of actual revenue over targeted revenue in exchange for providing all services relating to the operation of the property. Targeted revenue was $319,354 in 2003, $423,385 in 2004 and is $423,385 for the twelve months ending December 31, 2005. We did not achieve targeted revenues in 2003 or 2004 and did not earn a bonus for managing this property. As of August 31, 2005, revenue from this property was approximately $187,499. Refer to Note 4(c) to our financial statements for information concerning the amount we have received for managing this hotel and resort.

      Our agreement for the management of this property does not contain any termination provisions, other than those which are typically found in contracts and which are based upon a breach of contract. The management agreement may be renewed or amended with our consent and that of Shaanxi New Taohuayuan Economy Trade Co., Ltd.

Wenhao Restaurant Management

            In January 2004 we entered into a five year management agreement with Shaanxi Wenhao Zaliang Shifu, Ltd., an affiliate, to manage a chain of three traditional Chinese restaurants in the PRC. We have managed restaurants for this company since 1997. Two of the restaurants are in Xi'an, and one is in Beijing, and one is in Haerbin. The Wenhao restaurants serve a traditional Chinese village cuisine with emphasis on fresh and healthful foods and ingredients such as fresh fruits and vegetables and grains.

            Under the terms of the management agreement, we receive a management fee of $1,027,811 plus a bonus of 15% of the excess of actual revenue over targeted revenue in exchange for providing all services relating to the operation of the restaurants. We are fully responsible for the operation of the restaurants. Targeted revenue was $866,851 in 2003, $1,028,222 in 2004 and is $1,028,222 for the twelve months ending December 31, 2005. We did not achieve targeted revenues in 2003 or 2004 and did not earn a bonus for managing this property. As of August 31, 2005, revenue from this property was approximately $404,998. Refer to Note 4(c) to our financial statements for information concerning the amount we have received for managing these restaurants.

      Information regarding the managed restaurants is as follows:

                                                            Gross Revenues
                                                       -----------------------
                                                          Year     Six Months
Name of Restaurant          Seating      Size            Ended         Ended
and Location               Capacity  (Square Feet)    12-31-04       6-30-05
----------------           --------   -------------    --------       --------
                                                          US$            US$

Wenhao Restaurant, Xi'an       900      43,056        3,976,276    2,091,482
Wenhao Restaurant, Xi'an     1,000      45,208        4,264,121    2,167,517
Wenhao Restaurant, Beijing     350      11,840        1,698,382      841,678

      Our agreement for the management of this property does not contain any termination provisions, other than those which are typically found in contracts and which are based upon a breach of contract. The management agreement may be renewed or amended with our consent and that of Shaanxi Wenhao Zaliang Shifu, Ltd.

Future Developments and Strategy

       We purchased land use rights covering approximately 848 undeveloped acres in the city of Lantian for a one-time cost of $15,819,000. Lantian is located approximately 23 miles from Xi'an. The land use rights, which expire in 2045, permit us to use the land to build a mixed-use development that will include condominium units, hotel rooms, single family residences, educational facilities and commercial developments. As of June 30, 2005 project expenditures were $11,734,000 for the land use rights and $1,331,000 for preliminary planning and design. We anticipate that the remaining costs to develop the project, excluding the remaining $4,085,000 payment for the land use rights, will be approximately $44,000,000 over five years. We expect to begin construction on the property in 2007. We will supervise the design, construction and development of this project. We will operate the project once it is complete.

            We have also obtained land use rights covering approximately 7.5 undeveloped acres in Xi'an for a one time cost of $1,228,000. The land use rights, which expire in 2037, permit us to build a new 150 room, 270 bed, hotel and resort on the property. The new development, named the New Hainan hotel and resort, will be water oriented with the hotel surrounding a one-acre pool. Smaller pools and beaches will compliment the main pool. As of June 30, 2005 project expenditures were $1,228,000 for the land use rights. We expect to complete the New Hainan hotel and resort project in 2007 and commence operations at the end of 2007. The remaining costs to develop the project are expected to be approximately $4,840,000. We will supervise the design, construction and development of this project. We will operate the project once it is complete.

      As of June 30, 2005 expenditures for the Lantian and New Hainan projects have been funded with cash from our operations and proceeds from the sale of our common stock. We expect to finance the remaining costs for the Lantian and New Hainan projects through cash from our operations and loans. Loans would be collateralized by the property and issued in conjunction with the government. As of October 15, 2005 we did not have any firm commitments from any third party with respect to financing either project. If required financing is not be available the development of the projects may take additional time or we may be unable to develop the projects.

Competition

      There are numerous upscale hotels in the Xi'an metropolitan area. Competition among hotels primarily involves the age and location of the hotel and the quality of services provided, since amenities tend to be consistent among all upscale properties. Our competitors all have recognized trade names, international reservation systems, greater resources and longer operating histories than we, and accordingly, we are at a competitive disadvantage in these areas. However, we offer the only traditional upscale Chinese hotels, offer similar amenities at slightly lower prices and believe that we can continue to compete successfully in the hotel industry.

      The DongJin Taoyuan Vacation Villas which we manage competes with three other vacation village or convention-style hotels in the Shaanxi area. Each of these properties is independently owned, not part of a franchise or reservation system, and is located outside the market area of our hotel.

      The three Wenhao restaurants compete with numerous mid-priced restaurants in their respective markets. We believe the Wenhao restaurants successfully compete due to their emphasis on menu items from China's Yellow River Valley.

PRC Laws and Regulations Affecting Our Business

      We are regulated in accordance with the PRC's Foreign Invested Enterprise Law and Wholly Foreign-Owned Enterprise Law, or WFOE Law. Article 8 of the WFOE Law provides that an enterprise with foreign capital meets the conditions for being considered a legal person under PRC law and shall acquire the status of a PRC legal person, in accordance with the law.

      Further, the WFOE Law provides in Article 4 that the investments of a foreign investor in the PRC, the profits it earns and its other lawful rights and interests are protected by PRC law. Article 5 of the WFOE Law also states that the PRC cannot nationalize or requisition any enterprise with foreign capital. Under special circumstances, when public interest requires, enterprises with foreign capital may be requisitioned by legal procedures and appropriate compensation must be made.

      The first two provisions set forth above reflect the principle that the PRC must protect the interests of the foreign investor. The third provision reflects the power of all national governments, including the United States, to nationalize private property under certain circumstances. Those Articles, combined with the Foreign Invested Enterprise laws, provide that the PRC government cannot have an intrusive role in the affairs of a Foreign Invested Enterprise company. To the contrary, those laws place a continuing duty on the government to ensure that the rights of foreign investors in Foreign Invested Enterprise companies, as expressed in the approved provisions of Articles of Association, are protected and preserved.

      Based upon the foregoing, and subject to limitations on converting currency and statutory reserve requirements, we do not believe there are any limitations concerning our ability to access the assets held by Shaanxi, a PRC corporation which is our wholly owned subsidiary.

The PRC Legal System

      The practical effect of the PRC's legal system on our business operations in the PRC can be viewed under two separate but intertwined considerations.

      First, as a matter of substantive law, the Foreign Invested Enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of contracts to Foreign Invested Enterprise participants. These laws, however, do impose standards concerning corporate formation and governance, which are not qualitatively different from the corporation laws of U.S. states.

       Similarly, the PRC's accounting laws mandate accounting practices, which are not consistent with U.S. Generally Accepted Accounting Principles. The PRC accounting laws require that an annual "statutory audit" be performed in accordance with PRC's accounting standards and that the books of account of Foreign Invested Enterprises are maintained in accordance with PRC accounting laws. Article 14 of the PRC's Wholly Foreign-Owned Enterprise Law requires a Wholly Foreign-Owned Enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities, at the risk of business license revocation. As a practical matter, a Foreign Invested Enterprise must retain a local PRC accounting firm that has experience with both the PRC standards and U.S. Generally Accepted Accounting Principles. This type of accounting firm can serve the dual function of performing the annual PRC statutory audit and preparing the Foreign Invested Enterprise's financial statements in a form acceptable for an independent U.S. certified public accountant to issue an audit report in accordance with U.S. Generally Accepted Accounting Standards.

      Second, while the enforcement of substantive rights may appear less clear than U.S. procedures, the Foreign Invested Enterprises and Wholly Foreign-Owned Enterprises are PRC registered companies which enjoy the same status as other PRC registered companies in business-to-business dispute resolution. Therefore, as a practical matter, although no assurances can be given, the PRC's legal infrastructure, while different in operation from its U.S. counterpart, should not present any significant impediment to the operation of Foreign Invested Enterprises.

Earnings and Distributions of the FIE's

      The Wholly-Foreign Owned Enterprise laws provide for and guarantee the distribution of profits to foreign investors in PRC Foreign Invested Enterprises.

      Article 19 of the PRC's Wholly Foreign Owned-Enterprise Law provides that a foreign investor may remit abroad profits that are earned by a Foreign Invested Enterprise, as well as other funds remaining after the enterprise is liquidated.

Taxes

      All of our income is generated in the PRC and is subject to a corporate income tax rate of 33% (30% state income tax and 3% local income tax).

     Because PRC business is a controlled foreign corporation, for U.S. federal income tax purposes, we may be required to include it in our gross income for U.S. tax purposes:

     o Those companies' "Subpart F" income, which includes certain passive income and income from certain transactions with related persons, whether or not this income is distributed to it; and
     o    Increases  in those  companies'  earnings  invested  in  certain  U.S.
          property.

            Based on our current and expected income, assets and operations, we believe that we will not experience significant U.S. federal income tax consequences under the controlled foreign corporation rules.

Regulation of Hotel Room Rates

      Room rates in the Shaanxi province are established by the Shaanxi Price Bureau. Room rates are established for each hotel or resort in the Shaanxi Province and are based upon a number of factors, including the quality of the property and amenities offered. Room rates may be changed at any time by the Shaanxi Price Bureau based upon economic conditions in China.

Required Statutory Reserve Funds

      In accordance with current Chinese laws, regulations and accounting standards, we are required to set aside as a general reserve at least 10% of our respective after-tax profits. Appropriations to the reserve account are not required after these reserves have reached 50% of our registered capital. These reserves are created to fund potential operating losses and are not distributable as cash dividends. We are also required to set aside between 5% to 10% of our after-tax profits to the statutory public welfare reserve. In addition and at the discretion of our directors, we may set aside a portion of our after-tax profits for enterprise expansion funds, staff welfare and bonus funds and a surplus reserve. These statutory reserves and funds can only be used for specific purposes and may not be used for dividends.

      Although we do not intend to pay dividends, the requirements pertaining to funding statutory reserves may limit our ability to pay dividends in the future.

Political and Trade Relations with the United States

            Political and trade relations between the U.S. and the PRC government within the past five years have been volatile and may continue to be in the future. Major causes of this volatility include the U.S.'s considered revocation of the PRC's Most Favored Nation trade status, illegal transshipments of textiles from the PRC to the U.S., issues surrounding the sovereignty of Taiwan, and the U.S.'s bombing of the PRC's embassy in Yugoslavia. While these factors have had no direct connection to our operations, other on-going causes of volatility, including the protection of intellectual property rights within the PRC and sensitive technology transfer from the U.S. to the PRC have closer potential connection to our operations. There can be no assurance that the political and trade ramifications of these causes of volatility or the emergence of new causes of volatility will not cause difficulties in our operations in the PRC marketplace.

Economic Reform Issues

            Although the majority of productive assets in the PRC are owned by the PRC government, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity. Because these economic reform measures may be inconsistent or ineffectual, there are no assurances that:

     o    We will be able to capitalize on economic reforms;
     o The PRC government will continue its pursuit of economic reform policies;
     o    The economic policies, even if pursued, will be successful;
     o    Economic policies will not be significantly altered from time to time;
          and
     o Business operations in the PRC will not become subject to the risk of nationalization.

            Since 1978, the PRC government has reformed its economic systems. Because many reforms are unprecedented or experimental, they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within the PRC, could lead to further readjustment of the reform measures. This refining and readjustment process may negatively affect our operations.

            Recently, there have been indications that rates of in the PRC inflation have increased. In response, the PRC government recently has taken measures to curb this excessively expansive economy. These measures have included devaluations of the PRC currency, the Renminbi, restrictions on the availability of domestic credit, reducing the purchasing capability of certain of its customers and limited re-centralization of the approval process for purchases of some foreign products. These austerity measures alone may not succeed in slowing down the economy's excessive expansion or control inflation, and may result in severe dislocations in the PRC economy. The PRC may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets.

            There can be no assurance that the reforms to the PRC's economic system will continue or that we will not be adversely affected by changes in the PRC's political, economic, and social conditions and by changes in policies of the government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions.

Currency Conversion and Exchange

            The currency in the PRC is designated as the Renminbi ("RMB"). Although the RMB/U.S. dollar exchange rate has been relatively stable in the past five years there can be no assurance that the exchange rate will not become volatile or that the RMB will not be officially devalued against the U.S. dollar by direction of the PRC government.

            Exchange rate fluctuations may adversely affect our financial performance because of our foreign currency denominated assets and liabilities, and may reduce the value, translated or converted, as applicable into U.S. dollars, of our net fixed assets, our earnings and our declared dividends. We do not engage in any hedging activities in order to minimize the effect of exchange rate risks. As of October 25, 2005 the currency exchange rate was 8.08 RMB for each U.S. dollar.

      The Renminbi is currently freely convertible under the "current account", which includes dividends, trade and service-related foreign exchange transactions, but not under the "capital account", which includes foreign direct investment and loans.

            We may purchase foreign exchange for settlement of "current account transactions", including payment of dividends to our shareholders, without the approval of the State Administration for Foreign Exchange. We may also retain foreign exchange in our current account, subject to a ceiling approved by the State Administration for Foreign Exchange, to satisfy foreign exchange liabilities or to pay dividends. However, the Chinese government may change its laws or regulations and limit or eliminate our ability to purchase and retain foreign currencies in the future.

            Since a significant amount of our future revenues will be denominated in Renminbi, the existing and any future restrictions on currency exchange may limit our ability to utilize revenues generated in Renminbi to fund any business activities outside China or fund expenditures denominated in foreign currencies.

General Information

            We have a total of 325 employees including our executive officers. Our employees are unionized and we believe that our relations with our employees are good.

      We believe our properties are adequately insured.

      The cost of compliance with environmental laws in China has been, and is not expected to be, material.

      Our website is www.xintaohuayuan.com.
                     ---------------------

                                   MANAGEMENT

Directors and Executive Officers

            The names, ages and positions held by our executive officers and directors are set forth below.

Name            Age     Position                          Officer/Director Since
----            ---     --------                          ----------------------

Chen Jingmin     52     Chairman of the Board of Directors         1997
Cai Danmei       44     Chief Executive Officer, Chief Financial
                        Officer and a Director                     1997
Liu Bo           28     Secretary and a Director                   2004
Hu Yangxiong     43     Director                                   2002
Yang Erping      50     Director                                   2004
Zhao Jianwen     46     Director                                   2004
Wang Changzhu    49     Director                                   2004

            Our Audit Committee is composed of Messrs. Hu (Chairman), Yang and Zhao. Our Compensation Committee is comprised of Messrs. Yang (Chairman), Zhao and Wang. All of these directors are independent directors as defined in Commission and American Stock Exchange rules.

            Directors serve in such capacity until the next annual meeting of our stockholders and until their successors have been elected and qualified. Our officers serve at the discretion of our Board of Directors, until their death, or until they resign or have been removed from office.

            Chen Jingmin founded us in 1997 and has been our Chairman of the Board since that date. From 1993 to 1997 he was the General Manager of Shaanxi Wenhao Zaliang Shifu, Ltd. with which we currently have a management agreement.

            Cai Danmei has been our Chief Executive Officer and Chief Financial Officer since our inception in 1997. Since 1993 she has also been an executive officer of Shaanxi Wenhao Zaliang Shifu, Ltd. with which we have a management agreement.

            Liu Bo graduated from Shaanxi Finance and Economics College in 1999. Ms. Liu Bo was the Corporate Secretary and a Director of Jinhua Group, Ltd. between 2000 and 2004. Since 2004 she has been our Corporate Secretary and a Director.

            Hu Yangxiong was employed by Shaanxi Aviation Industry Bureau, a government agency, as a Senior Accountant and previously as Vice President of the accounting office from 1991 to 2002. He is a Certified Public Accountant and since 2002 has acted as an accounting consultant.

            Yang Erping was Secretary to the Governor of Shaanxi Province from 1995 to 2000. From 2000 to 2003 he was the Chief Information Officer for the Shaanxi Province Government and from 2003 to the present he has been a Vice Professor of the Xi'an Finance Institute Management School.

            Zhao Jianwen has been the Chief Secretary of the Shaanxi Folk Artist Association since 1981.

            Wang Changzhu has been the Senior Editor and a Director of Shaanxi Television station since 1983.

Summary Compensation Table


                                                        Long Term Compensation
                  Annual Compensation                Awards               Payouts
           ---------------------------------- --------------------- ------------------
 (a)       (b)      (c)      (d)        (e)      (f)        (g)      (h)         (i)
                                      Other              Securities              All
Name and                              Annual  Restricted Underlying             Other
Principal                             Compen-   Stock    Options/    LTIP      Compen-
Position   Year  Salary($)  Bonus    sation($) Award(s)  SARs(#)   Payouts($)  sation($)
---------------------------------------------------------------------------------------
Chen     2004       0       0         0        0         0        0         0
Jingmin  2003       0       0         0        0         0        0         0
         2002       0       0         0        0         0        0         0
---------------------------------------------------------------------------------------
Cai      2004   2,250
Danmei   2003       0       0         0        0         0        0         0
         2002       0       0         0        0         0        0         0
---------------------------------------------------------------------------------------
Liu Bo   2004   1,300
         2003       0       0         0        0         0        0         0
         2002       0       0         0        0         0        0         0
---------------------------------------------------------------------------------------



     In May 2004 we entered into three-year employment agreements with Mr. Chen, Ms. Cai and Ms. Liu which provide for annual salaries of $0, $4,500 and $2,900, respectively. Each employment contract provides that we will pay for the employee's medical and accident insurance and that the employee will have two weeks of paid vacation per year. The employment agreements do not revert the employees from competing with us during or after their employment with us.

                             PRINCIPAL SHAREHOLDERS

            The following table shows, as of the date of this prospectus, the common stock ownership of (i) each person known by us to be the beneficial owner of five percent or more of our common stock, (ii) each director individually and
(iii) all officers and directors as a group. Each person has sole voting and investment power with respect to the shares of common stock shown, and all ownership is of record and beneficial. The address of each owner is in care of us at 1# Dongfeng Road, Xi'an Weiyang Tourism Development District, Xi'an, China.

                                           Number          Percent
      Name                                of Shares        of Class
      ----                                ---------        --------

      Chen Jingmin                      3,365,016 (1)       19.8%
      Cai Danmei                           52,632             .3%
      Liu Bo                                   --             --%
      Hu Yangxiong                             --             --%
      Yang Erping                              --             --%
      Zhao Jianwen                             --             --%
      Wang Changzhu                            --             --%
      All officers and directors
            as a group (7 persons)      3,417,648           20.1%

(1) Includes shares owned by Shaanxi New Taohuyuan Economy Trade Co., Ltd. (2,204,025) Shaanxi Kangze Economic Trade Ltd. (541,796), Shaanxi Wenhao Restaurant Ltd. (309,598), Shaanxi Taohuayuan Real Estate Development Ltd. (77,399) and Shaanxi Traditional Decoration Ltd. (77,399) Chen Jingmin controls these companies and may be considered the beneficial owner of their shares.

                  SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

      The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the common stock to be sold by means of this prospectus are referred to as the "selling shareholders". The selling shareholders acquired their shares in exchange for all outstanding shares of Shaanxi New Taohuayuan Culture Tourism Co., Ltd., a PRC corporation which was merged into us in December 2004.

      The selling shareholders include two of our executive officers, Chen Jingmin and Cai Danmei and five corporations controlled by Mr. Chen.

      We will not receive any proceeds from the sale of the shares by the selling shareholders. Although we will pay all costs of registering the shares offered by the selling shareholders the selling shareholders will pay all sales commissions and other costs of the sale of the shares offered by them.

                                                Shares to    Shares ownership
                                                 be sold    after this Offering
                                       Shares    in this    -------------------
Name                                   Owned    Offering    Number         %
----                                   -----    --------    ------   --------

Chen Jingmin                          154,799     50,000    104,799         *
Cai Danmei                             52,632     30,000     22,632         *
Shaanxi New Taohuayuan Economy
 Trade Co. Ltd.                     2,204,025    200,000  2,004,025     11.8%
Shaanxi Kangze Economic and
  Trade Ltd.                          541,796     70,000    471,796      2.8%
Shaanxi Wenhao Restaurant Ltd.        309,598     50,000    259,598      1.5%
Shaanxi Taohuayuan Real Estate         77,399     50,000     27,399         *
Shaanxi Traditional Decoration Ltd.    77,399     50,000     27,399         *

*     Less than 1%.

Plan of Distribution

     The shares of our common stock which the selling stockholders or their pledgees, donees, transferees or other successors in interest may offer for resale will be sold at then prevailing market prices or privately negotiated prices in one or more of the following transactions:

     o    Block transactions;
     o Transactions on the American Stock Exchange, Electronic Bulletin Board or on such other market on which our common stock may from time to time be trading;
     o    Privately negotiated transactions;
     o    Through the writing of options on the shares;
     o    Short sales; or
     o    Any combination of these transactions.

     The sale price to the public in these transactions may be:

     o    The market price prevailing at the time of sale;
     o    A price related to the prevailing market price;
     o    Negotiated prices; or
     o Such other price as the selling stockholders determine from time to time.

     The selling stockholders or their pledges, donees, transferees or other successors in interest, may sell their shares of our common stock directly to market makers and/or broker-dealers acting as agents for their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Neither we nor the selling stockholders can presently estimate the amount of such compensation. Notwithstanding the above, no NASD member will charge commissions that exceed 8% of the total proceeds of the offering.

      Market makers and block purchasers purchasing these shares of our common stock may do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock. There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders. Upon selling any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

            Alternatively, the selling stockholders may sell all or any part of their shares through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this prospectus.

            The selling stockholders may also sell their shares of our common stock pursuant to Rule 144 under the Securities Act of 1933.

      The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.

            The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder. These regulations may affect the marketability of these shares of our common stock.

      None of the selling shareholders are broker/dealers or are affiliated with broker/dealers.

                  RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

     During 2002 we owed Shaanxi New Taohuayuan Economy Trade Co., Ltd., a company controlled by our chairman Chen Jingman, $423,385 for money loaned to us to obtain rights to additional power from the utilities which provide us power. During 2002 Shaanxi New Taohuayuan Economy Trade Co., Ltd. forgave this debt to improve our capital structure. The terms of the loan and its forgiveness were determined by Chen Jingmin in his capacity as the Chairman of our Company and as the controlling shareholder of Shaanxi New Taohuayuan Economy Trade Co., Ltd. There were no ongoing contractual or other commitments which arose as a result of this transaction.

      As of December 31, 2002 Shaanxi Taohuayuan Real Estate Development Limited owed us $1,209,673 for amounts we loaned to that company. Shaanxi Taohuayuan Real Estate Development Limited, which is controlled by Chen Jingmin, repaid this loan in 2003.

      On December 6, 2004 we merged Shaanxi New Taohuayuan Culture Tourism Co., Ltd., a PRC company organized in September 1997, into us. In connection with this merger we issued 17,027,328 shares of our common stock to the shareholders of Shaanxi New Taohuayuan Culture Tourism Co., Ltd. The purpose of the merger was to redomicile us as a Nevada corporation. In correction with the merger, the following members of our management and affiliates received shares of our common stock:

     o    Chen Jingmin, 154,799 shares;
     o    Cai Danmei, 52,632 shares; and
     o    The following companies which are controlled by Chen Jingmin:

          Shaanxi New Taohuayuan Economy Trade Co., Ltd., 2,204,025 shares.

          Shaanxi Kangze Economic and Trade Ltd.; 541,796 shares
          Shanaxi Wenhao Restaurant Ltd.; 309,598 shares
          Shaanxi Taohuayuan Real Estate Development Ltd.; 77,399 shares, and Shaanxi Traditional Decoration Ltd.; 77,399 shares


     We currently  receive  management fees from Shaanxi New Taohuayuan  Economy
Trade Co., Ltd., our largest stockholder, for managing its DongJin Taoyuan Villas and from Shaanxi Wenhao Zaliang Shifu, Ltd., for managing its three restaurants. Shaanxi New Taohuayuan Economy Trade Co., Ltd. and Shaanxi Wenhao Zaliang Shifu, Ltd. are controlled by Chen Jingmin, our chairman. Details regarding our management agreements, which were not negotiated at arms length, with respect to these properties can be found in the "Business" section of this prospectus.

                          DESCRIPTION OF CAPITAL STOCK

General

            We are authorized to issue 50,000,000 shares of our common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share. See "Business-PRC Laws and Regulations Affecting our Business" for information concerning PRC laws and regulations which could impact the rights of our shareholders or limit our ability to pay dividends.

Common Stock

     Currently, there are 17,027,328 shares of common stock outstanding held by 934 stockholders. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefor subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

     Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

     We are authorized to issue 10,000,000 shares of $.001 par value preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. There are no shares of Preferred Stock outstanding.

Limitation on Liability

     Under our Articles of Incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

     o    a breach of the director's duty of loyalty to us or our stockholders;
     o acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;
     o    a transaction from which our director received an improper benefit; or
     o an act or omission for which the liability of a director is expressly provided under Nevada law.

     In addition, our Articles of Incorporation provide that we must indemnify our officers and directors to the fullest extent permitted by Nevada law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

     Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Dividends

     We do not intend to pay dividends on our capital stock in the foreseeable future.

Transfer Agent

     Corporate Stock Transfer, Inc., Denver, Colorado, is our transfer agent.

                         SHARES ELIGIBLE FOR FUTURE SALE

     We have 17,027,328 shares of common stock outstanding, all of which may be sold pursuant to Rule 144.

     In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three month period, a number of shares that does not exceed the greater of:

       o   1% of the then outstanding shares of our common stock; or
       o The average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

     Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

                                     EXPERTS

     Our audited financial statements included in this prospectus as of and for the years ended December 31, 2003 and 2004 have been included in reliance on the reports of Moores Rowland Mazars, independent registered certified public accountants, given on the authority of this firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to New Taohuayuan Culture Tourism Co., Ltd. and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. Following the effective date of the prospectus, we will be required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street N.E., Washington, D.C. 20549. You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

                  Financial Statements
                  New Taohuayuan Culture Tourism Company Limited
                  Six months  ended  June 30,  2005 and 2004 and
                   Years ended December 31, 2004 and 2003

Report of Independent Registered Public Accounting Firm


To the Board of Directors and Stockholders of New Taohuayuan Culture Tourism Company Limited



We have audited the accompanying consolidated balance sheets of New Taohuayuan Culture Tourism Company Limited and its subsidiary (the "Company") as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the financial statements, the Company has a negative working capital that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




MOORES ROWLAND MAZARS

Chartered Accountants
Certified Public Accountants
Hong Kong, May 19, 2005

New Taohuayuan Culture Tourism Company Limited

Consolidated Statements of Operations
--------------------------------------------------------------------------------
The financial statements should be read in conjunction with the accompanying notes.
--------------------------------------------------------------------------------


                                             (Unaudited)            (Audited)
                                          Six months ended         Year ended
                                              June 30,            December 31,
                                          ----------------     -----------------
                                          2005       2004       2004       2003
                             Note         US$         US$       US$        US$
   Operating revenues
Catering services income              1,057,140  1,064,342    2,607,094  1,842,118
Hotel and related services
   income                               761,551    823,201    1,658,536  1,491,938
Management fee income        4(c)       725,803    698,949    1,405,639  1,065,721
                                     ----------  ---------    ---------  ---------

                                      2,544,494  2,586,492    5,671,269  4,399,777
                                     ----------  ---------    ---------  ---------
Operating expenses
Depreciation                            248,016    252,157      498,624    503,661
Raw materials and
   consumables used                     409,801    424,007      992,954    754,352
Salaries, wages and
   allowances                           160,892    146,736      285,910    308,019
General and administrative
   expenses                             232,418    167,969    1,316,660    467,737
Other taxes                             146,324    207,621      427,325    252,949
                                     ----------  ---------    ---------  ---------

Total operating expenses             1,197,451  1,198,490     3,521,473  2,286,718
                                     ----------  ---------    ---------  ---------
 Income from operations              1,347,043  1,388,002     2,149,796  2,113,059
                                     ----------  ---------    ---------  ---------
Non-operating income
         (expense)
Interest income                            208        636        1,862    296,805
Sundry income                            9,546     56,390       31,017     62,170
Surcharge on taxes           8(b)     (542,321)  (404,766)    (809,532)  (521,834)
                                     ----------  ---------    ---------  ---------

                                      (532,567)  (347,740)    (776,653)  (162,859)
                                     ----------  ---------    ---------  ---------

Income before income tax               814,476  1,040,262     1,373,143  1,950,200

Income tax                    3       (405,193)  (409,120)    (760,622)  (815,771)
                                     ----------  ---------    ---------  ---------

Net income                             409,283    631,142      612,521   1,134,429
                                     ========== ===========   ========== ==========

Earnings per share
- Basic                                  0.02        0.03         0.04       0.07
- Diluted                                0.02        0.03         0.04       0.07
                                     ========== ===========   ========== ==========



The financial statements should be read in conjunction with the accompanying notes.

New Taohuayuan Culture Tourism Company Limited

--------------------------------------------------------------------------------
Consolidated Balance Sheets



                                               (Unaudited)       (Audited)
                                                 As of             As of
                                                June 30,         December 31,
                                             ------------  ---------------------
                                                 2005       2004          2003
ASSETS                             Note           US$        US$           US$

Current assets
Bank balances and cash                          52,488      93,294     407,611
Trade receivables                               32,481      31,027      21,988
Prepayments and other debtors                   44,681      12,416      39,115
Inventories                                     48,265      44,861      54,056
Due from related parties          4(b)         499,244     305,123   1,282,551
                                           -----------  ----------  ----------

Total current assets                           677,159     486,721   1,805,321
Property, plant and equipment,
   net                              5        8,962,998   9,205,203   9,560,454
Prepayments                         6       13,064,463  11,612,856   8,528,191
Deferred tax assets                            566,554     492,758     348,330
                                           -----------  ----------  ----------

         Total assets                       23,271,174  21,797,538  20,242,296
                                           ============ ==========  ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Trade payables                                 208,105     174,251     156,456
Accrued charges and other creditors            571,530     616,955      54,683
Deposits                                        62,668      66,932      78,975
Income tax payable                           4,109,025   3,630,035   2,724,985
Other taxes payable                          1,404,657   1,322,617     945,368
Surcharge on taxes payable         8(b)      2,375,062   1,832,741   1,023,209
Dividend payable                                 2,329      25,492     291,019
                                           -----------  ----------  ----------

Total current liabilities                    8,733,376   7,669,023   5,274,695
                                           -----------  ----------  ----------

Commitments and contingencies       8

Stockholders' equity                7
Preferred stock, par value of
   US$0.001 10,000,000 shares
   of stock authorized,
   none issued and outstanding
Common stock, par value of
   US$0.001 50,000,000 shares
   of stock authorized, 17,027,328
   shares of stock issued and outstanding       17,027      17,027      17,027
Additional paid-in capital                  14,922,428  14,922,428  14,922,428
Statutory reserves                           1,271,817   1,271,817   1,016,558
Accumulated losses                          (1,673,474) (2,082,757)  (988,412)
                                           -----------  ----------  ----------

Total stockholders' equity                  14,537,798  14,128,515  14,967,601
                                           -----------  ----------  ----------

Total liabilities and
   stockholders' equity                     23,271,174  21,797,538  20,242,296
                                           ===========  ==========  ==========

The financial statements should be read in conjunction with the accompanying notes.

New Taohuayuan Culture Tourism Company Limited

--------------------------------------------------------------------------------
Consolidated Statements of Stockholders' Equity



                              Share capital
                            -----------------
                            No. of                Paid-in  Statutory   Accumulated
                            Shares       Amount   Capital   Reserves     Losses      Total
                                           US$      US$        US$         US$        US$

(Audited)

Balance as of
 January 1, 2003          17,027,328     17,027  14,922,427    60,375    (415,051)  15,284,779

Net income for the year            -          -           -         -   1,134,429    1,134,429

Dividend declared                  -          -           -         -  (1,451,607)  (1,451,607)

Transfer to statutory
  reserves                         -          -           -   256,183    (256,183)           -

Balances as of December
  31, 2003                17,027,328     17,027  14,922,428 1,016,558    (988,412)  14,967,601

Net income for the year            -          -           -         -     612,521      612,521

Dividend declared                  -          -           -         -  (1,451,607)  (1,451,607)

Transfer to statutory
  reserves                         -          -           -   255,259    (255,259)           -
                          ----------   --------  ---------- ---------  -----------  ----------

Balances as of
 December 31, 2004        17,027,328     17,027  14,922,428 1,271,817  (2,082,757)  14,128,515
                          ==========   ========  ========== =========  ===========  ==========

(Unaudited)

Balances as of
 January 1, 2005          17,027,328     17,027  14,922,428 1,271,817  (2,082,757)  14,128,515

Net income for the period          -          -           -         -     409,283      409,283

Balances as of
 June 30, 2005            17,027,328     17,027  14,922,428 1,271,817  (1,673,474)  14,537,798
                          ==========   ========  ========== =========  ===========  ==========


The financial statements should be read in conjunction with the accompanying notes.

New Taohuayuan Culture Tourism Company Limited

--------------------------------------------------------------------------------
Consolidated Statements of Cash Flows


                                           (Unaudited)            (Audited)
                                        Six months ended         Year ended
                                            June 30,            December 31,
                                        ----------------     ------------------
                                        2005        2004     2004          2003
                                         US$         US$      US$           US$

Cash flows from operating
   activities:
Net income                              409,283   631,142   612,521   1,134,429

Adjustments to reconcile net
income to net cash provided by
operating activities:
   Depreciation                         248,016   252,157   498,624     503,661
   Loss on disposal of property,
   plant and equipment                        -    40,358    42,148           -
   Changes in working capital:
    Trade receivables                    (1,454)  (20,767)   (9,039)      6,530
    Prepayments and other debtors       (32,265)  (69,842)   26,699      (6,480)
    Inventories                          (3,404)    8,801     9,195       4,688
    Due from related parties           (194,121)  835,080   977,428   3,908,848
    Trade payables                       33,854   125,069    17,795    (138,537)
    Accrued charges and other creditors (45,425)   22,306   562,272    (149,515)
    Deposits                             (4,264)    2,280   (12,043)     11,576
    Income tax payable                  478,990   485,151   905,050     841,198
    Other taxes payable                  82,040   165,333   377,249     260,896
    Surcharge on taxes                  542,321   404,766   809,532     521,834
    Deferred tax assets                 (73,796)  (76,030) (144,428)    (25,427)
                                      ---------- --------- ---------  ----------
Net cash provided by operating
   activities                         1,439,775 2,805,804 4,673,003   6,873,701
                                      ---------- --------- ---------  ----------
Cash flows from investing
   activities:
Purchase of property, plant and
   equipment                             (5,811) (107,828) (194,026)    (31,302)
Prepayments                         (1,451,607)(1,330,640)(3,084,665)(8,528,191)
Sale proceeds from disposal of
   property, plant and equipment             -      7,863      8,505          -
                                      ---------- --------- ---------  ----------

Net cash used in investing
   activities                      (1,457,418)(1,430,605)(3,270,186) (8,559,493)
                                   ----------- --------- ---------  ----------

Cash flows from financing activities:

Dividend paid                        (23,163) (1,716,679) (1,717,134)(1,366,840)
                                   ----------  ---------   ---------  ----------

Net decrease in cash and cash
   equivalents                       (40,806)  (341,480)    (314,317)(3,052,632)

Cash and cash equivalents at
   beginning of period/year           93,294    407,611      407,611  3,460,243
                                   ---------- ---------   ---------  ----------

Cash and cash equivalents at end
   of period/year, represented
   by bank balances and cash         52,488      66,131      93,294     407,611
                                  ==========  ==========  ==========  ==========

The financial statements should be read in conjunction with the accompanying notes.

New Taohuayuan Culture Tourism Company Limited

--------------------------------------------------------------------------------
Notes to the Financial Statements
--------------------------------------------------------------------------------


1.    ORGANIZATION AND PRINCIPAL ACTIVITIES

      New Taohuayuan Culture Tourism Company Limited ("New Tao" or the "Company") was incorporated under the laws of the state of Nevada on November 3, 2004. New Tao has had no operations since incorporation.

      Shaanxi New Taohuayuan Culture Tourism Company Limited
      ("Shaanxi THY") was incorporated in the People's Republic of China (the "PRC") on August 3, 1997 with limited liability. It principally operates a resort in Xian, the PRC, providing catering, hotel and related services.

      Pursuant to an agreement and plan of migratory merger entered into between New Tao and Shaanxi THY (on behalf of the original stockholders of Shaanxi
      THY) on November 5, 2004, New Tao consummated an acquisition of Shaanxi THY by issuing 17,027,328 shares of common stock of New Tao, par value of US$0.001, to the original stockholders of Shaanxi THY in exchange for their interests in Shaanxi THY (the "Transaction"). As a result, the controlling stockholder of Shaanxi THY has actual or effective operating control of New Tao and Shaanxi THY (collectively referred to as the "Company") after the Transaction. The Transaction was approved by the Shaanxi Ministry of Commerce on November 24, 2004. Since then, Shaanxi THY has become a wholly owned subsidiary of New Tao and its status has changed to a wholly foreign owned enterprise with the company name changed to NTHY (New Taohuayuan Culture Tourism Company Limited).

      Since New Tao has had no operations or net assets, the Transaction was considered to be a capital transaction in substance, rather than a business combination and no goodwill was recognized. For financial reporting purposes, the Transaction has been treated as a reverse acquisition whereby Shaanxi THY is considered to be the accounting survivor and the operating entity while New Tao is considered to be the legal survivor. On that basis, the historical financial information presented in these financial statements, although labeled as those of New Tao, represent those of Shaanxi THY. The historical stockholders' equity accounts of the Company have been retroactively restated to reflect the issuance of the 17,027,328 shares of common stock for the Transaction since the beginning of the periods presented, i.e. as of January 1, 2003. The difference between the par value of shares of New Tao issued for the Transaction and the par value of shares of Shaanxi THY is recorded as additional paid-in capital.


2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of accounting
      The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("USGAAP").

New Taohuayuan Culture Tourism Company Limited

--------------------------------------------------------------------------------
Notes to the Financial Statements
--------------------------------------------------------------------------------


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Preparation of financial statements
      The Company had negative working capital of US$8,056,217 and US$7,182,302 as of June 30, 2005 and December 31, 2004 respectively. This raised substantial doubt about the Company's ability to continue as a going concern. The negative working capital mainly arises from the provision for income and other taxes and related surcharge as discussed in note 8(b) to the financial statements. Management believes that the Company will be able to negotiate a settlement in installments with the PRC tax authority if the PRC tax authority demands payment. In addition, since the Company has generated profits and positive operating cash flows, management is confident that the Company will be able to settle other liabilities by internally generated funds from operations. Therefore, the Company will have sufficient funds to settle its liabilities when they become due. As a result, the financial statements have been prepared in conformity with the principles applicable to a going concern.

      Revenue recognition
      The Company generally recognizes catering, hotel and related service revenues when persuasive evidence of an arrangement exists, services are rendered, the fee is fixed or determinable, and collectibility is probable. Such service revenues are recognized net of discounts. Management fee income is recognised when services are rendered in accordance with the agreements (see note 4(c)(i)).

      Income and other taxes
      Provision for income and other taxes has been made in accordance with the tax rates and laws in effect in the PRC.

      Deferred taxes are provided using the liability method for all significant temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carry forwards. The tax consequences of those differences are classified as current or non-current based on the classification of the related assets or liabilities in the financial statements.

      Foreign currency translation
      The Company considers Renminbi its functional currency as a substantial portion of the Company's business activities are based in Renminbi ("RMB"). However, the Company has chosen the United States dollar as its reporting currency.

      Transactions in currencies other than the functional currency during the period are translated into the functional currency at the applicable rates of exchange prevailing at the time of the transactions. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the applicable rates of exchange in effect at the balance sheet date. Exchange gains and losses are recorded in the statements of operations.

      For translation of financial statements into the reporting currency, assets and liabilities are translated at the exchange rate at the balance sheet date, equity accounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated at the weighted average rates of exchange prevailing during the period. Translation adjustments resulting from this process are recorded in accumulated other comprehensive income (loss) within stockholders' equity.

      There was no significant fluctuation in the exchange rate of United States dollar to RMB and the exchange rate adopted was US$1 = RMB8.2667. Comprehensive income and accumulated other comprehensive income are not material to the financial statements.

New Taohuayuan Culture Tourism Company Limited

--------------------------------------------------------------------------------
Notes to the Financial Statements
--------------------------------------------------------------------------------

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Earnings per share
      Basic earnings per share are computed by dividing net income available to common stockholders by the weighted average number of common stocks outstanding for the periods.

      The calculation of diluted earnings per share is based on net income available to common shareholders and on the weighted average number of common stocks outstanding adjusted to reflect potentially dilutive securities. There were no potentially dilutive securities outstanding during any of the periods and accordingly, basic and diluted earnings per share are the same.

      Trade receivables
      Trade receivables are recorded at original invoice amount, less an estimated allowance for uncollectible accounts. Trade credit is generally granted on a short-term basis, thus trade receivables do not bear interest. Trade receivables are periodically evaluated for collectibility based on past credit history with customers and their current financial condition. Changes in the estimated collectibility of trade receivables are recorded in the results of operations for the period in which the estimate is revised. Trade receivables deemed uncollectible are offset against the allowance for uncollectible accounts. The Company generally does not require collateral for trade receivables.

      Inventories
      Inventories, mainly comprised of raw materials and consumables, are stated at the lower of cost or market. Potential losses from obsolete and slow-moving inventories are provided for when identified. Cost, which comprises all costs of purchase and, where applicable, other costs that have been incurred in bringing the inventories to their present location and condition, is calculated using the first-in, first-out method.

      Cash equivalents
      Cash equivalents include all highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and are so near maturity that they represent insignificant risk of changes in value because of changes in interest rates.

      Use of estimates The preparation of financial statements in conformity with USGAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include but are not limited to depreciation, taxes and contingencies. Actual results could differ from those estimates.

      Fair value of financial instruments
      The estimated fair values for financial instruments under SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair values of the Company's financial instruments, which include cash, trade receivables and trade payables, approximate their carrying values in the financial statements due to the short-term maturities of these assets and liabilities.

New Taohuayuan Culture Tourism Company Limited

--------------------------------------------------------------------------------
Notes to the Financial Statements
--------------------------------------------------------------------------------

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Property, plant and equipment and depreciation
      Property, plant and equipment are stated at cost less accumulated depreciation.

      The cost of an asset consists of its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use. Expenditures incurred after the assets have been put into operation, such as repairs and maintenance, are normally recognized as an expense in the period in which they are incurred. In situations where it can be clearly demonstrated that an expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the assets, the expenditure is capitalized.

      When assets are sold or retired, their costs and accumulated depreciation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the statement of operations.

      Depreciation is calculated to write off the cost of property, plant and equipment over their estimated useful lives as set out below, from the date on which they become fully operational and after taking into account their estimated residual values, using the straight-line method:

         Leasehold land over the unexpired term of leases Buildings 40 years Other building structures 15 years Fixtures and fiittings 15 years Electrical equipments 12 years Motor vehicles 10 years Other equipments 10 years

      Impairment of long-lived assets
      Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". An asset is considered impaired if its carrying amount exceeds the future net cash flows the asset is expected to generate. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. The recoverability of long-lived assets is assessed by determining whether the unamortized balances can be recovered through undiscounted future net cash flows of the related assets. The amount of impairment, if any, is measured based on projected discounted future net cash flows using a discount rate reflecting the Company's average cost of capital.

      Related parties
      Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party, or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

New Taohuayuan Culture Tourism Company Limited

--------------------------------------------------------------------------------
Notes to the Financial Statements
--------------------------------------------------------------------------------

3.    INCOME TAX

      The Company is subject to the PRC enterprise income tax at the rate of 33%. The income tax expense comprised:

                                         (Unaudited)               (Audited)
                                      Six months ended            Year ended
                                          June 30,               December 31,
                                    ----------------------   -------------------
                                      2005        2004        2004        2003
                                       US$         US$         US$         US$

      Current tax expense           478,990     485,150      905,050    841,198
      Deferred tax benefit          (73,797)    (76,030)    (144,428)   (25,427)
                                    --------   --------     ---------  ---------
                                    405,193     409,120      760,622    815,771
                                    ========   ========     =========  =========

      A reconciliation of the PRC enterprise income tax rate to the effective income tax rate is as follows:

                                         (Unaudited)               (Audited)
                                      Six months ended            Year ended
                                          June 30,               December 31,
                                    ----------------------   -------------------
                                     2005             2004    2004        2003
                                      %                 %       %           %

      Statutory rate                33                 33       33          33
      Surcharge on taxes not
        deductible for PRC
        enterprise income tax
        purposes                    22                 13       19           9
      Others                        (3)                (7)       3           -
                                 ----------     ----------   ---------   -------

      Effective tax rate            50                 39       55          42
                                 ==========     ==========   =========   =======

      Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's deferred tax assets represent deductible temporary differences arising mainly from the impairment loss on property, plant and equipment recognized in a prior year and the additional provision for other taxes.

New Taohuayuan Culture Tourism Company Limited

--------------------------------------------------------------------------------
Notes to the Financial Statements
--------------------------------------------------------------------------------

4.    RELATED PARTY TRANSACTIONS

      In addition to the transactions / information disclosed elsewhere in these financial statements, the Company had the following transactions with related parties.

      (a)  Name and relationship of related parties

           Name                               Relationships with the Company
           ----                               ------------------------------
           Chen Jingmin                       A director and stockholder of the
                                              Company
           Shaanxi New Taohuayuan Economy     The principal stockholder of the
           Trade Company Limited              Company in which Chen Jingmin has
           ("Trading Company") *              control and a beneficial interest
           Shaanxi Wenhao Zaliang Shifu,      A stockholder and a fellow
              Limited ("Wenhao") *            subsidiary of the Company in
                                              which Chen Jingmin has control
                                              and a beneficial interest
           Shaanxi Kangze Economic and Trade  A stockholder of the Company in
              Limited ("Kangze") *            which Chen Jingmin has control
                                              and a beneficial interest

           * The official names are in Chinese and the English names are a straight translation for reference only.

(b)   Due from related parties

                                            (Unaudited)         (Audited)
                                              As of               As of
                                             June 30,          December 31,
                                           ------------    --------------------
                                               2005         2004         2003
                                   Note         US$          US$          US$

           Due from Trading Company (i)      327,161       112,739      970,605
           Due from Wenhao         (ii)      172,083       192,384      310,688
           Due from Kangze         (ii)            -             -        1,258
                                           ------------   ----------- ----------
                                             499,244       305,123    1,282,551
                                           ============   =========== ==========

         (i) The amount due from Trading Company is unsecured and has no fixed repayment terms. Interest was charged on the outstanding balance due from Trading Company at the average rate of 7.9% per annum for the year ended December 31, 2003. No interest was charged for the six months ended June 30, 2005 and the year ended December 31, 2004.

         (ii) The amounts due from Wenhao and Kangze are unsecured, interest-free and have no fixed repayment terms.

New Taohuayuan Culture Tourism Company Limited

--------------------------------------------------------------------------------
Notes to the Financial Statements
--------------------------------------------------------------------------------

4.    RELATED PARTY TRANSACTIONS (CONTINUED)

(c)   Summary of related party transactions

                                               (Unaudited)         (Audited)
                                             Six months ended     Year ended
                                                 June 30,         December 31,
                                          -------------------  ----------------
                                  Note      2005      2004       2004      2003
                                             US$       US$        US$       US$
           Management fee income earned from:
           - Trading Company       (i)     211,692  204,677    411,773   297,337
           - Wenhao                (i)     514,111  494,272    993,866   768,384
           Interest income
             earned from Trading
             Company              (ii)           -        -          -   296,745
           Laundry income earned
              from:                              -        -          -         -
           - Trading company      (iii)     10,887   10,887      7,863         -
           - Wenhao               (iii)     14,516   14,516     42,944         -
           Rental and other
             services income
             earned from Trading
             Company              (iv)     292,048        -     32,292         -
                                          ========= =========  ========= =======

     (i) Pursuant to the agreements entered into between the Company and the related parties, the Company provides management services including recruitment and training of staff, setting internal control and management policies, providing the cuisine menu and related services. The management fee is calculated as 10% of the operating revenue of the related parties and the agreements are renewable annually until December 31, 2003.

          The Company entered into new management agreements with Trading Company and Wenhao on January 15, 2004 for a period of five years commencing from January 15, 2004. The annual management fees from Trading Company and Wenhao are fixed at US$423,385 and US$1,028,222 respectively, plus a bonus calculated at 15% on the excess of the actual revenue over targeted revenue. There was no bonus management fee income earned by the Company for the six months ended June 30, 2005 and the year ended December 31, 2004.

     (ii) Interest was charged on the outstanding balance due from Trading Company at the average rate of 7.9% per annum for the year ended December 31, 2003. No interest was charged for the six months ended June 30, 2005 and the year ended December 31, 2004.

    (iii) Pursuant to the agreements entered into between the Company and the related parties effective from January 1, 2004, the Company provides laundry services to Trading Company and Wenhao at annual fees of US$21,774 and US$29,032, respectively.

    (iv) The Company entered into a rental agreement with Trading Company on January 15, 2004. The rental income was charged at a 50% discount of the standard daily rate.

New Taohuayuan Culture Tourism Company Limited

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Notes to the Financial Statements
--------------------------------------------------------------------------------

5.    PROPERTY, PLANT AND EQUIPMENT


                                           (Unaudited)         (Audited)
                                              As of              As of
                                            June 30,          December 31,
                                          -----------   ------------------------
                                           2005            2004           2003
                                           US$              US$            US$

      Leasehold land                       2,759,049     2,759,049    2,759,049
      Buildings                            6,012,124     6,012,124    5,835,512
      Other building structures            1,417,619     1,417,619    1,417,619
      Electric equipments                    373,054       373,054      373,054
      Fixtures and fittings                1,277,886     1,277,886    1,277,886
      Motor vehicles                         258,873       258,873      400,959
      Other equipments                       803,160       797,349      788,511
                                         -----------   -----------  ------------

      Cost                                12,901,765    12,895,954   12,852,590
      Less: Accumulated
             depreciation                 (3,938,767)   (3,690,751)  (3,292,136)
                                         -----------   -----------  ------------

      Property, plant and
          equipment, net                   8,962,998     9,205,203    9,560,454
                                         ===========   ===========  ============

      The leasehold land is situated in the PRC and the leases are granted for:

                                           (Unaudited)         (Audited)
                                              As of              As of
                                            June 30,          December 31,
                                          -----------   ------------------------
                                           2005            2004           2003
                                           US$              US$            US$

      40 years until 2037                1,228,379     1,228,379      1,228,379
      68 years until 2065                1,530,670     1,530,670      1,530,670
                                        -----------   -----------    -----------
                                         2,759,049     2,759,049      2,759,049
                                        ===========   ===========    ===========

6.    PREPAYMENTS

      The balances as of June 30, 2005, December 31, 2004 and 2003 included prepayments of US$11,733,824, US$10,282,217 and US$8,528,191 made to the local government for acquisition of a piece of land in the PRC. Pursuant to an agreement signed on May 26, 2002 (the "Agreement"), total estimated consideration for the land is US$14,516,070. There is no specific due date for payment of the balance of the consideration in the Agreement.

      The Company proposes to use the land for property development. The Agreement stipulates that the planning and preparation works should be completed by the end of 2002 while the construction work should have commenced by March 2003. During the year ended December 31, 2004 and up to June 30, 2005, the Company paid design and planning fees of US$1,330,639. Although the project has been delayed, management believes that the Agreement still remains effective and there will be no penalty for the delay pursuant to the Agreement.

New Taohuayuan Culture Tourism Company Limited

--------------------------------------------------------------------------------
Notes to the Financial Statements
--------------------------------------------------------------------------------

6.    PREPAYMENTS (CONTINUED)

      Although it is the present intention of the management to develop the land, the Company shall have a right to dispose of the land through the local government. The land was valued by international professional valuation specialists on a depreciated replacement cost basis and its value as of September 1, 2004 was approximately US$17.5 million.

7.    STOCKHOLDERS' EQUITY

     (a)  Share capital

           Details of the share capital of the Company are disclosed in note 1 to the financial statements.

     (b)  Additional paid-in capital

           As discussed in note 1 to the financial statements, the difference between the par value of shares of New Tao issued for the Transaction and the par value of shares of Shaanxi THY of US$12,079,698 was recorded as additional paid-in capital.

           On incorporation of Shaanxi THY, the stockholders contributed net assets of US$14,516,070 to subscribe for the share capital of US$12,096,725. The excess of the value of the net assets contributed over the registered capital of Shaanxi THY of US$2,419,345 was recorded as additional paid-in capital.

     (c)  Statutory reserves

           Statutory reserves include a statutory surplus reserve and a statutory public welfare fund, which are maintained in accordance with the legal requirements in the PRC.
           Pursuant to the Articles of Association, the Company has to appropriate 10% and 5% to 10% of the net income, based on the accounts prepared in accordance with accounting principles generally accepted in the PRC, to the statutory surplus reserve and statutory public welfare fund, respectively.The statutory surplus reserve can be utilized to offset prior years' losses or for capitalization as paid-in capital, whereas the statutory public welfare fund shall be utilized for collective staff welfare benefits such as building of staff quarters or housing. No distribution of the statutory reserves shall be made other than on liquidation of the Company.

New Taohuayuan Culture Tourism Company Limited

--------------------------------------------------------------------------------
Notes to the Financial Statements
--------------------------------------------------------------------------------

8.    COMMITMENTS AND CONTINGENCIES

      (a)  Capital commitment

           As of June 30, 2005, December 31, 2004 and 2003, the Company had capital expenditure commitments contracted but not provided for net of deposits paid for the acquisition of land as mentioned in note 6 to the financial statements amounting to US$2,782,246, US$4,233,853 and US$5,987,879 respectively.

      (b)  Contingencies

           Prior to the conversion into a wholly foreign owned enterprise as mentioned in note 1 above, Shaanxi THY had certain arrangements with the local government that the total taxes payable, including mainly the PRC enterprise income tax and business tax, was subject to a maximum amount of US$120,967 per annum and Shaanxi THY was not liable to pay any tax above the maximum amount. However, this arrangement is not in compliance with national laws and regulations in the PRC. For this reason, the Company has made full tax provision in accordance with relevant national and local laws and regulations in the PRC, together with a default interest that may be levied on the Company at a daily rate of 0.05% of the unpaid taxes. Other taxes include mainly business tax, which have been provided at a certain percentage on the revenues derived by the Company during the periods.
           Despite the fact that the Company has made full provision of the taxes and related default interest in the financial statements, the Company may be subject to penalties ranging from 50% to 500% of the underpaid tax amounts. The exact amount of penalty cannot be estimated with any reasonable degree of certainty.

9.    RETIREMENT BENEFITS AND OTHER EMPLOYMENT BENEFITS

      As stipulated by the rules and regulations in the PRC, the Company is required to contribute to a state-sponsored social insurance plan for all of its employees who are residents in the PRC at rates ranging from 12% to 17% of the basic salary of its employees. The Company has no further obligations for the actual pension payments or post-retirement benefits beyond the annual contributions. The state-sponsored retirement plan is responsible for the entire pension obligations payable to all employees.

10.   OPERATING RISK

     (a) Country riskThe Company may be exposed to risks as a result of its operations being carried out in the PRC. These include risks associated with, among others, the political, economic and legal environmental and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. The Company's management does not believe these risks to be significant. There can be no assurance, however, those changes in political and other conditions will not result in any adverse impact.

New Taohuayuan Culture Tourism Company Limited

--------------------------------------------------------------------------------
Notes to the Financial Statements
--------------------------------------------------------------------------------

10.   OPERATING RISK

(b)   Bank balances and cash

           The Company maintains its cash balances with various banks and trust companies located in the PRC. Consistent with local practice, such amounts are not insured or otherwise protected should the amounts placed with the banks and trust companies be non-recoverable. There has been no history of credit losses in these regards.

(c)   Credit risk

           Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when there are similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. Since a majority of the Company's business is on a cash basis and credit is only granted to limited customers, it does not consider itself be exposed to significant credit risk with regards to collection of the receivables. There was no significant credit loss during the six months ended June 30, 2005 and the years ended December 31, 2004 and 2003.

--------------------------------------------------------------------------------







                    NEW TAOHUAYUAN CULTURE TOURISM CO., LTD.
                         500,000 shares of common stock


     No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by New Taohuayuan Culture Tourism Co., Ltd. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.